Exhibit 10.3.b Line of Credit Note (Facility B)

$2,000,000.00

Date : September 2, 2011

but effective as of: August 31, 2011

Promise to Pay. On or before August 20, 2013, for value received, Neogen Corporation, a Michigan corporation (the “Borrower”) promises to pay to JPMorgan Chase Bank, N.A. (the “Bank”), acting through its Lansing Business Banking LPO, whose address is 620 S. Capitol Ave., Flr. 3, Lansing, Michigan 48933, or order, in lawful money of the United States of America, the sum of Two Million and 00/100 Dollars ($2,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance as provided below.

Variable Interest Rate. The interest rate on this Note is subject to change from time to time based on changes in an index which is the LIBOR Rate (the “Index”). “LIBOR Rate” shall mean the offered rate for U.S. Dollar deposits of not less than $1,000,000.00 for a period of time equal to each Interest Period as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each Interest Period of this Note as shown on the display designated as “British Bankers Assoc. Interest Settlement Rates” on the Reuters Screen (“Reuters”) LIBOR01 Page, or such other page or pages as may replace such pages on Reuters for the purpose of displaying such rate. Provided, however, that if such rate is not available on Reuters then such offered rate shall be otherwise independently determined by the Bank from an alternate, substantially similar independent source available to the Bank or shall be calculated by the Bank by a substantially similar methodology as that theretofore used to determine such offered rate in Reuters. “London Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England. Each change in the rate to be charged on this Note will become effective without notice on the commencement of each Interest Period based upon the Index then in effect. “Interest Period” means each consecutive one month period (the first of which shall commence on the date of this Note) effective as of the first day of each Interest Period and ending on the last day of each Interest Period, provided that if any Interest Period is scheduled to end on a date for which there is no numerical equivalent to the date on which the Interest Period commenced, then it shall end instead on the last day of such calendar month. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate equal to the Index, plus 1.00% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

Prepayment. Borrower may pay without fee all or a portion of the principal amount owed hereunder earlier than it is due. All prepayments shall be applied to the indebtedness in such order and manner as Bank may from time to time determine in its sole discretion.

Interest After Default. So long as an event of default under Section 7.1 of the Credit Agreement has occurred and has not been waived by the Bank, whether or not the Bank elects to accelerate the maturity of this Note because of such event of default, all loans outstanding under this Note shall, if permitted under applicable law, bear interest at a per annum rate equal to the Index plus four percent (4.00%) per annum from the date the Bank elects to impose such rate. The interest rate will not exceed the maximum rate permitted by applicable law.

Notice and Manner of Borrowing. The Borrower shall give the Bank written notice (effective upon receipt) of the Borrower’s intent to draw down an advance under this Note no later than 2:00 p.m., Eastern time, on the date of disbursement. The Borrower’s notice must specify: (a) the disbursement date and (b) the amount of each advance. By the Bank’s close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Related Documents, the Bank shall disburse the requested advance in immediately available funds by crediting the amount of such advances to the Borrower’s account with the Bank.

Payments. Interest accrued on the principal balance outstanding on this Note shall be paid monthly on the 1st day of each month, beginning October 1, 2011. All outstanding principal and interest is due and payable in full on August 31, 2013.

Bank Records. The Bank shall, in the ordinary course of business, make notations in its records of the date and amount of each loan hereunder, the applicable interest rate, the amount of each payment on the loans, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of this Note and applicable interest rate.

Obligations Due on Non-Business Day. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day, if no default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a LIBOR Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day. “Business Day” means a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

Matters Regarding Payment and Interest Calculation. The Borrower will pay the Bank at the Bank’s address shown on loan account statements sent to the Borrower, the Bank’s address shown in any payment coupon book provided to the Borrower, or at such other place as the Bank may designate in writing. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time. The annual interest rate for this Note is computed on a 360/365 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. The Borrower will pay a fee to the Bank of $25.00 if the Borrower makes a payment on this Note and the check or pre-authorized charge with the Bank is later dishonored.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number 829459171 at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of 5.00% of the total payment due or $25.00, whichever is greater, up to the maximum amount of $250.00 per late charge. The Borrower agrees to pay and stipulates that such amount is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a credit facility for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the advances under this Note shall be used only to make payment of any and all obligations of the Borrower under or in respect of Rate Management Transactions when due.

Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower’s obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents.

Governing Law. This document will be governed by and interpreted in accordance with federal law and the laws of the State of Michigan.

Miscellaneous. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is subject to that certain Credit Agreement by and between the Borrower and the Bank, dated as of May 20, 2010, and all amendments, restatements and replacements thereof (the “Credit Agreement”) to which reference is hereby made for a more complete statement of the terms and conditions under which the loans evidenced hereby are made and are to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower:

Address:	Neogen Corporation

620 Lesher Place
Lansing, Michigan 48912	By:	/s/ Steven J. Quinlan

Its:	Steven J. Quinlan Vice President and CFO
Printed Name
Title

Date Signed:	9/2/11